UNITED STATES

SECURITIESANDEXCHANGECOMMISSION

Washington, D.C.20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 2, 2004

A. M. CASTLE & CO.
(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.

3400 N. Wolf Road, Franklin Park, Illinois	60131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(847) 455-7111

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) underthe Exchange Act (17 CFR 240.13e-4(c))
________________________________________________________________

Item 2.02 Results of Operations and Financial Condition

On Tuesday, November 2, 2004 the Company disseminated a press release, Attached as Exhibit A, announcing the Company’s operational results for the Third Quarter and the Nine-Month Period ending September 30, 2004.

As part of the press release there is a discussion of a non-GAAP financial term EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). That term is also shown on the Comparative Statements of Operations. It is below the disclosure of the GAAP figures for Operating income, Net income and Diluted earnings per share. There is also a reconciliation of EBITDA to Net income for the Three Months Ended September 30, and for Nine Months Months Ended September 30 at the bottom of the page.

The Company believes, however, that EBITDA is an important term and concept because of its use by the professional investment community, including the Company’s primary lenders. The Company believes the use of this Term is necessary to a proper understanding of the changes in the Company’s earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. M. Castle & Co.

/s/Lawrence A. Boik
Lawrence A. Boik
Vice President. Controller/Treasurer

Date: November 2, 2004

A. M. CASTLE & CO.
3400 N. Wolf Road
Franklin Park, Illinois 60131
(847) 455-7111
(847) 455-9360

For Further Information:

----------AT THE COMPANY-----------	-------------------AT FINANCIAL RELATIONS BOARD---------------
Edward Culliton	Analyst Contacts:	General Information:
Vice President	John McNamara	George Zagoudis (312) 640-6663
(847) 349-2508	(212) 445-8435	Email:gzagoudis@financialrelationsboard.com
Email: eculliton@amcastle.com	Email: jmcnamara@financialrelationsboard.com

Traded: AMEX, CSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
TUESDAY, NOVEMBER 2, 2004

A. M. CASTLE & CO. ANNOUNCES RECORD
THIRD QUARTER 2004 RESULTS

FRANKLIN PARK, ILLINOIS, NOVEMBER 2, 2004 — A. M. Castle & Co. (AMEX:CAS), a North American distributor of highly engineered metals and plastics, today announced record sales and earnings for the three months ending September 30, 2004. Sales in the current quarter rose 48% to $199.3 million, up $64.4 million compared with $134.9 million in the same period a year ago. Net income applicable to common stock totalled $5.8 million, or 37 cents per share, compared with a loss of $2.6 million, or 16 cents per share, in the third quarter of 2003.

      For the first nine months of 2004, sales rose $152.7 million to $563.2 million, a 37% increase over prior year sales of $410.5 million. Net income totalled $13.7 million, or 87 cents per share, compared with a loss of $13.5 million, or 86 cents per share in 2003. The results for 2003 include $10.3 million of pre-tax costs for impairments and special charges which, net of their tax benefits, increased prior period losses by $6.3 million, or 40 cents per share. Excluding the impact of those charges, the net loss for the first nine months of last year was $7.2 million, or 45 cents per share.

     In making the announcement, G. Thomas McKane, Chairman and CEO, cited continued strong demand from Castle’s customers, higher material ls and improved operating efficiency as the key factors driving the Company’s results. “In the metals portion of our business,” said Mr. McKane, “constant dollar sales were up 18% and 17% for the third quarter and first nine months, respectively. The increases were driven by strong demand from virtually all the markets that Castle serves. The aerospace and the gas and oil markets started to rebound in the third quarter after remaining relatively flat during the first half of the year. In an environment of worldwide raw material shortages and improved domestic demand for metals, mill prices have increased significantly. Average metal prices were up 31% for the quarter and 20% for the first nine months of the year compared with prior period levels”.

A. M. Castle & Co. Add One

In the Company’s plastics business, which accounts for approximately 12% of total revenue, sales also rose sharply. With small material cost increases beginning in the mid-third quarter, sales were up 41% for the three month period and 36% for the first nine months of the year.

On the metals side of the business, the value of each order we handle has increased significantly due to both larger order quantities and higher mill prices. Since our direct operating costs are driven by order volume rather than tons sold, our operating expenses have risen much more slowly than have our revenues and gross material margins. This generates significant earnings leverage for Castle. “The key measure of this leverage,” Mr. McKane stated, “is earnings before interest, taxes, depreciation and amortization (EBITDA). For the third quarter of 2004, EBITDA totalled a record $14.7 million, up from $0.9 million in the same period last year. This represents a return on incremental sales volume of 21%. For the first nine months, EBITDA totalled $38.2 million, compared with $4.2 million (exclusive of impairments and special charges) in the first nine months of 2003, for a 22% return on the increase in total sales. As we have pointed out throughout the year, there is very little inventory inflation profit in our operating results as a substantial majority of Castle’s inventories are accounted for on a last-in, first-out (LIFO) basis.”

Looking toward the final quarter of the year, Mr. McKane noted that business continued the strong pace of September all the way through October but cautioned that the industry traditionally experiences a seasonal slowdown during the fourth quarter during the Thanksgiving and Christmas holiday periods. “Our current expectation,” McKane said, “is that this year the slowdown will not be nearly as extensive as it has been in recent years.”

A. M. Castle & Co. Add Two

Mr. McKane also noted that in spite of the fact that the raw materials required for metal production are in short supply worldwide and mill lead times remain extended, the Company has been able to rebuild its inventories which rose $16 million in real (non-inflationary terms) during the quarter. “At September 30th,” McKane said, “inventories equaled 115 days of sales which is right in line with our long our long-term target turn rates. Mill pricing continues to be strong and, while there could be some softening in 2005, we do not expect a significant downward move as has been forecast by some industry analysts for commodity products such as carbon-flat rolled steels.”

In closing, Mr. McKane invited interested parties to listen to its conference call scheduled for 11:00 a.m. (EST) today, Tuesday, November 2, 2004. Connection is available at www.amcastle.com and will be available for 14 days following the call.

Founded in 1890, A. M. Castle & Co. provides highly engineered materials and value added services to a wide range of companies within the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a wide spectrum of industries. Within its core metals business, it specializes in the distribution of carbon, alloy and stainless steels; nickel alloy; aluminum; copper and brass. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 60 locations throughout North America. Its common stock is traded on the American and Chicago Stock Exchange under the ticker symbol "CAS".

This release contains a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization, and interest expense (including discount on accounts receivable sold), less interest income. EBITDA is presented as a supplemental disclosure to provide the reader with additional information in analyzing the Company’s operating results. A reconciliation of EBITDA to net income is provided per SEC requirements.

This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.

m o r e .

A.M. Castle & Co. Add Three

COMPARATIVE STATEMENTS OF OPERATIONS	For the Three Months Ended		For the Nine Months Ended
(Amounts in thousands, except per share data Unaudited))
	Sept 30,		Sept 30,
	2004	2003	2004	2003
Net sales	$199,341	$134,917	$563,195	$410,510
Cost of material sold	(142,033)	(95,948)	(398,378)	(287,931)
Special charges	-	-	-	(1,524)
Gross material margin	57,308	38,969	164,817	121,055

Plant and delivery expense	(23,665)	(21,300)	(70,667)	(65,913)
Sales, general, and administrative expense	(20,345)	(16,723)	(59,117)	(52,402)
Depreciation and amortization expense	(2,245)	(2,083)	(6,736)	(6,700)
Impairment and other operating expenses	-	-	-	(5,924)
Total other operating expenses	(46,255)	(40,106)	(136,520)	(130,939)

Operating income (loss)	11,053	(1,137)	28,297	(9,884)

Equity in earnings (loss) of joint ventures	1,458	2	3,197	(79)
Impairment to joint venture investment and advances	-	-	-	(2,830)
Interest expense, net	(2,175)	(2,452)	(6,706)	(7,347)
Discount on sale of accounts receivable	(167)	(295)	(684)	(874)

Income (loss) before income tax	10,169	(3,882)	24,104	(21,014)

Income tax (provision) benefit
Federal	(3,250)	1,284	(7,720)	6,808
State	(832)	261	(1,994)	1,431
	(4,082)	1,545	(9,714)	8,239
Net income (loss)	6,087	(2,337)	14,390	(12,775)

Preferred Dividends	(240)	(242)	(720)	(719)
Net income (loss) applicable to common stock	$5,847	$(2,579)	$13,670	$(13,494)

Basic earnings (loss) per share	$0.37	$(0.16)	$0.87	$(0.86)
Diluted earnings (loss) per share	$0.36	(0.16)	$0.87	(0.86)

EBITDA *	$14,756	$948	$38,230	$(6,093)
*Earnings before interest, discount on sale of accounts receivable, taxes, depreciation and amortization

Reconciliation of EBITDA to net income:	For the Three		For the Nine
	Months Ended		Months Ended
	Sept 30,		Sept 30,
	2004	2003	2004	2003

Net income (loss) from operations	$6,087	$(2,337)	$14,390	$(12,775)
Depreciation and amortization	2,245	2,083	6,736	6,700
Interest, net	2,175	2,452	6,706	7,347
Discount on accounts receivable sold	167	295	684	874
Provision (benefit) from income taxes	4,082	(1,545)	9,714	(8,239)
EBITDA as reported	14,756	948	38,230	(6,093)
Add back impairment and special charges	-	-	-	10,278
EBITDA exlcuding impairment and special charges	$14,756	$948	$38,230	$4,185

A.M. Castle & Co.Add Four

COMPARATIVE BALANCE SHEETS
(Amounts in thousands)
Unaudited	Sep. 30	Dec. 31,	Sep. 30
	2004	2003	2003
ASSETS
Current assets
Cash and equivalents	$5,435	$2,455	$831
Accounts receivable, net	99,073	54,232	51,666
Inventories (principally on last-in first-out basis)	121,297	117,270	119,730
Income tax receivable	310	660	-
Assets held for sale	995	1,067	-
Other current assets	7,926	7,184	5,546
Total current assets	235,036	182,868	177,773
Investment in joint ventures	7,024	5,492	5,317
Goodwill	31,959	31,643	31,619
Pension assets	42,216	42,075	41,823
Advances to joint ventures and other assets	7,517	8,688	8,875
Property, plant and equipment, at cost
Land	4,767	4,767	5,020
Building	47,255	45,346	48,885
Machinery and equipment	121,093	118,447	118,741
	173,115	168,560	172,646
Less - accumulated depreciation	(107,528)	(100,386)	(101,763)
	65,587	68,174	70,883
Total assets	$389,339	$338,940	$336,290

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
Accounts payable	$102,893	$67,601	$60,422
Accrued liabilities and deferred gains	23,990	19,145	19,259
Current and deferred income taxes	2,954	4,852	4,183
Current portion of long-term debt	11,676	8,248	7,980
Total current liabilities	141,513	99,846	91,844
Long-term debt, less current portion	89,450	00,034	98,786
Deferred income taxes	19,942	13,963	16,018
Deferred gain on sale of assets	6,673	7,304	6,997
Minority interest	1,268	1,456	1,441
Post retirement benefits obligations	2,834	2,683	2,352
Stockholders' equity
Preferred stock	11,239	11,239	11,239
Common stock	159	159	159
Additional paid in capital	35,025	35,009	35,017
Earnings reinvested in the business	80,147	66,480	72,002
Accumulated other comprehensive income	1,350	1,042	727
Other - deferred compensation	(16)	(30)	(62)
Treasury stock, at cost	(245)	(245)	(230)
Total stockholders' equity	127,659	113,654	118,852
Total liabilities and stockholders' equity	$389,339	$338,940	$336,290

A.M. Castle & Co.Add Five

CONDENSED STATEMENT OF CASH FLOWS
(Dollars in thousands)	For the Nine Months
(Unaudited)	Sept. 30,
	2004	2003

Cash flows from operating activities:
Net income/(loss)	$14,390	$(12,775)
Depreciation	6,736	6,700
Amortization of deferred gain	(631)	(150)
Equity in (earnings) loss from joint ventures	(3,197)	79
Deferred taxes and income tax receivable	6,315	4,732
Non-cash pension income (loss) and post-retirement benefits	315	(1,053)
Other	1,267	(3,257)
Cash from operating activities before working capital changes	25,195	(5,724)
Asset impairment and special charges	-	10,278
Net change in accounts receivable sold	(8,000)	(5,866)
Other increase in working capital	(1,076)	(61)
Net cash from operating activities	16,119	(1,373)

Cash flows from investing activities:
Investments and acquisitions	(1,744)	-
Advances to joint ventures	-	(199)
Capital expenditures	(3,419)	(2,183)
Proceeds from sale of assets	-	10,538
Net cash from investing activities	(5,163)	8,156

Cash flows from financing activities
Payments on long-term debt	(7,337)	(6,453)
Effect of exchange rate changes on cash	166	302
Preferred dividends paid	(720)	(719)
Other	(85)	-
Net cash from financing activities	(7,976)	(6,870)

Net increase (decrease) in cash	2,980	(87)

Cash - beginning of year	2,455	918
Cash - end of period	$5,435	$831